EXHIBIT 5.1

West Pharmaceutical Services, Inc.

101 Gordon Drive

Lionville, PA 19341

December 29, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Sirs:

This opinion is being delivered in connection with the preparation of the Registration Statement on Form S-8 (the Registration Statement”) of West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), being filed with the Securities and Exchange Commission under the Securities Act of 1993, as amended, relating to the offering of up to 25,000 shares of its Common Stock, par value $0.25 per share (the “Shares”), pursuant to the Tech Group Puerto Rico, Inc. Savings and Retirement Plan (the “Plan”).

I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.  I have also assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment of due consideration therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the Commonwealth of Pennsylvania and federal law.  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof.

Very truly yours,

/s/ JOHN R. GAILEY III

John R. Gailey III